Exhibit 99

Cedar Fair, L.P.

One Cedar Point Drive

Sandusky, OH 44870-5259

March 28, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Letter to Securities and Exchange Commission Pursuant to Temporary Note 3T

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Cedar Fair, L.P. has obtained a letter of representation from Arthur Andersen LLP ("Andersen"), its independent public accountants, stating that the December 31, 2001 audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,

/s/ Bruce A. Jackson

Bruce A. Jackson

Corporate Vice President-Finance and Chief Financial Officer